     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 1997


                                                      REGISTRATION NO. 333-20315
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               AHL SERVICES, INC.
               (Exact Name of Registrant as Specified in Charter)

               GEORGIA                                  7389                                58-2277249
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    Incorporation or Organization)          Classification Code Number)               Identification Number)

                            3353 PEACHTREE ROAD, NE
                            SUITE 1120, NORTH TOWER
                             ATLANTA, GEORGIA 30326
                                 (404)267-2222
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           FRANK A. ARGENBRIGHT, JR.
                    CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER
                               AHL SERVICES, INC.
                            3353 PEACHTREE ROAD, NE
                            SUITE 1120, NORTH TOWER
                             ATLANTA, GEORGIA 30326
                                 (404)267-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                                   COPIES TO:

                 JEFFREY M. STEIN, ESQ.                               RICHARD C. TILGHMAN, JR., ESQ.
                    KING & SPALDING                                       PIPER & MARBURY L.L.P.
                  191 PEACHTREE STREET                                   36 SOUTH CHARLES STREET
                 ATLANTA, GEORGIA 30303                                 BALTIMORE, MARYLAND 21201
                     (404) 572-4600                                           (410) 539-2530

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ]   ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                                                 PROPOSED
                                                                               PROPOSED          MAXIMUM
                                                                               MAXIMUM          AGGREGATE         AMOUNT OF
                                                           AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
     TITLE OF CLASS OF SECURITIES TO BE REGISTERED        REGISTERED(1)        PER UNIT          PRICE(2)            FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.................     2,875,000           $13.00         $37,375,000        $11,326(3)
==============================================================================================================================

(1) Includes 375,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a).
(3) A filing fee of $11,370 has previously been paid.
                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               AHL SERVICES, INC.

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
                    PROSPECTUS OF CERTAIN ITEMS OF FORM S-1

                    ITEM NO.                                LOCATION IN PROSPECTUS
                    --------                                ----------------------
1.   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
2.   Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover Page; Outside Back Cover
                                                    Page; Available Information
3.   Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
4.   Use of Proceeds............................  Prospectus Summary; Use of Proceeds
5.   Determination of Offering Price............  Outside Front Cover Page; Underwriting
6.   Dilution...................................  Dilution
7.   Selling Security Holders...................  Principal and Selling Shareholders
8.   Plan of Distribution.......................  Outside Front Cover Page; Underwriting
9.   Description of Securities to be
       Registered...............................  Outside Front Cover Page; Dividend Policy;
                                                    Capitalization; Prospectus Summary;
                                                    Description of Capital Stock; Shares
                                                    Eligible for Future Sale
10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
11.  Information with Respect to the
       Registrant...............................  Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; Use of Proceeds;
                                                    Dividend Policy; Capitalization; Selected
                                                    Financial and Operating Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management;
                                                    Principal and Selling Shareholders;
                                                    Certain Transactions; Description of
                                                    Capital Stock; Shares Eligible for Future
                                                    Sale; Financial Statements
12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................                       *

---------------

* Item is omitted because response is negative or item is inapplicable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NASD filing fee, all amounts are estimates.

SEC registration fee........................................  $ 11,326
                                                              --------
NASD filing fee.............................................     4,252
                                                              --------
Nasdaq National Market Listing Fee..........................    45,000
                                                              --------
Accounting fees and expenses................................   225,000
                                                              --------
Legal fees and expenses.....................................   225,000
                                                              --------
Blue Sky fees and expenses (including counsel fees).........    10,000
                                                              --------
Printing and Engraving expenses.............................    75,000
                                                              --------
Transfer Agent and Registrar fees and expenses..............    10,000
                                                              --------
Miscellaneous Expenses......................................    94,422
                                                              --------
          Total.............................................  $700,000
                                                              ========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws). The Company's Restated and Amended Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Bylaws (the "Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

     Notwithstanding any provision of the Company's Restated Articles and Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; (4) for any transaction from which the director or officer received an improper personal benefit.

     Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

     The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On January 31, 1997, the Company issued 999 shares of common stock to Mr. Argenbright in connection with the Company's formation. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act").

     On February 1, 1997, the Company issued one share of common stock to Mr. Argenbright in connection with the Reorganization. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

     On February 1, 1997, the Company issued 8,352,430 shares of common stock to Mr. Argenbright and his affiliates in exchange for all of the outstanding shares of Argenbright and ADI. This issuance was exempt from registration pursuant to
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
NUMBER                              NUMBER DESCRIPTION
-------                             ------------------
 1.1 *    --   Form of Underwriting Agreement
 3.1      --   Restated and Amended Articles of Incorporation of the
               Company (incorporated by reference to the Registration
               Statement on Form 8-A dated March 4, 1997)
 3.2      --   Bylaws of the Company (incorporated by reference to the
               Registration Statement on Form 8-A dated March 4, 1997)
 4.1 *    --   Specimen Common Stock Certificate
 4.2 *    --   1997 Stock Incentive Plan
 5.1 *    --   Opinion of King and Spalding as to the legality of the
               Common Stock being registered
10.1 *    --   Restated Employment Agreement between the Company and Edwin
               R. Mellett dated as of February 1, 1997, as amended on
               February 28, 1997
10.2 *    --   Restated Employment Agreement between the Company and Thomas
               J. Marano dated as of February 1, 1997, as amended on
               February 28, 1997
10.3 *    --   Restated Employment Agreement between the Company and David
               L. Gamsey dated as of February 1, 1997, as amended on
               February 28, 1997
10.4 *    --   Director's Service Agreement between The ADI Group Limited and Alan Trevor Warburton dated as of January 1, 1993
10.5 *    --   Loan and Security Agreement by and among the First Union
               Commercial Corporation ("Lender"), Argenbright Security,
               Inc., Argenbright, Inc., ADI U.K. Limited, Aviation Defence
               International Germany Limited, Argenbright Holdings Limited
               and The ADI Group Limited dated as of December 22, 1995 (the
               "Loan and Security Agreement").
10.6 *    --   Facility Letter between Lender, The ADI Group Limited, ADI
               U.K. Limited and Aviation Defence International Germany
               Limited dated as of December 22, 1995

EXHIBIT
NUMBER                              NUMBER DESCRIPTION
-------                             ------------------
10.7 *    --   Letter Agreement dated April 19, 1996 amending Loan and
               Security Agreement
10.8 *    --   Second Amendment to Loan and Security Agreement and Facility
               Letter dated as of June 14, 1996
10.9 *    --   Third Amendment to Loan and Security Agreement dated as of
               July 8, 1996
10.10*    --   Fourth Amendment to Loan and Security Agreement and Facility
               Letter dated as of December 24, 1996
10.11+    --   Agreement between Argenbright Security Inc. and United Air
               Lines, Inc., dated as of November 16, 1996
10.12+    --   Agreement between Argenbright Security, Inc. and United Air
               Lines, Inc., dated as of December 8, 1996
10.13+    --   Security Services Agreement between Argenbright Security,
               Inc. and America Online Inc., dated as of March 12, 1997 and relating to services commenced on June 1, 1996
11.1 *    --   Computation of Pro Forma Earnings Per Share
21.1 *    --   List of subsidiaries
23.1 *    --   Consent of King and Spalding (contained in Exhibit 5.1)
23.2 *    --   Consent of Arthur Andersen LLP
24.1 *    --   Powers of Attorney
27.1 *    --   Financial data schedule (for SEC filing purposes only)
99.1 *    --   Consent of Robert McCullough to be named as a Director
99.2 *    --   Consent of Hamish Leslie Melville to be named as a Director


---------------

 * Previously filed

 + The Company has applied for confidential treatment of portions of this Exhibit. Accordingly, portions thereof have been omitted and filed separately with the Commission.


     (b) Financial Statement Schedules.

     Not Applicable

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 21, 1997.


                                          AHL SERVICES, INC.

                                          By:      FRANK A. ARGENBRIGHT, JR.
                                            ------------------------------------
                                                 Frank A. Argenbright, Jr.
                                              Chairman and Co-Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

              FRANK A. ARGENBRIGHT, JR.                Chairman and Co-Chief           March 21, 1997
-----------------------------------------------------    Executive Officer
              Frank A. Argenbright, Jr.                  (Principal Executive
                                                         Officer)

                          *                            Vice Chairman and Co-Chief      March 21, 1997
-----------------------------------------------------    Executive Officer
                  Edwin R. Mellett

                   DAVID L. GAMSEY                     Chief Financial Officer         March 21, 1997
-----------------------------------------------------    (Principal Financial and
                   David L. Gamsey                       Principal Accounting
                                                         Officer)


*By:         DAVID L. GAMSEY
------------------------------------
          David L. Gamsey
          Attorney-in-Fact